EXHIBIT 99.1

American River Bankshares Reports Third Quarter 2017 Results

SACRAMENTO, Calif., Oct. 19, 2017 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.1 million, or $0.17 per diluted share for the third quarter of 2017 compared to $1.8 million, or $0.27 per diluted share for the third quarter of 2016.  For the nine months ended September 30, 2017, net income was $3.6 million or $0.55 per diluted share, compared to $4.5 million or $0.66 per diluted share for the nine months ended September 30, 2016.

“We experienced positive growth in both loans and deposits this quarter.  The team continues to be active in growth activities,” said David Taber, President and CEO of American River Bankshares.  “The quarter, however, was marred by a loan charge-off.  The third quarter of 2016 included a reversal of $668,000 in our loan loss provision compared to an addition of $300,000 this quarter.  This $968,000 swing negatively impacted net income and EPS.”

Financial Highlights

  Net loans increased $8.9 million (2.9%) from September 30, 2016 to September 30, 2017.  Core deposits increased $7.4 million (1.6%) from September 30, 2016 to September 30, 2017.  During the third quarter of 2017, net loans increased $6.1 million (1.9%) and core deposits increased $13.6 million (3.0%).
  The net interest margin for the third quarter of 2017 was 3.32%, compared to 3.65% for the third quarter of 2016.  The net interest margin for the nine months ended September 30, 2017 was 3.39%, compared to 3.64% for the nine months ended September 30, 2016.
  Net interest income was $4.8 million in the third quarter of 2017, compared to $5.1 million in the third quarter of 2016.  For the nine months ended September 30, 2017, net interest income was $14.5 million, compared to $15.1 million for the nine months ended September 30, 2016.
  The allowance for loan and lease losses was $4.6 million (1.39% of total loans and leases) at September 30, 2017, compared to $5.0 million (1.57% of total loans and leases) at September 30, 2016.  The allowance for loan and lease losses to nonperforming loans and leases was 196.4% at September 30, 2017, compared to 640.5% at September 30, 2016.
  Shareholders’ equity was $82.3 million at September 30, 2017 compared to $81.4 million at June 30, 2017 and $84.7 million at September 30, 2016.  Tangible book value per share was $10.31 at September 30, 2017 compared to $10.23 at June 30, 2017 and $10.27 at September 30, 2016.  Book value per share was $12.87 per share at September 30, 2017 compared to $12.80 per share at June 30, 2017 and $12.72 per share at September 30, 2016.
  The 2017 Stock Repurchase Program, which was completed during the second quarter of 2017, resulted in the Company repurchasing a total of 333,086 shares at an average price of $14.99 per share.  The Company continued the quarterly cash dividend by paying a $0.05 per share cash dividend on August 16, 2017.
  The Company continues to maintain strong capital ratios.  At September 30, 2017 the Leverage ratio was 10.3% compared to 10.2% at June 30, 2017 and 10.6% at September 30, 2016; the Tier 1 Risk-Based Capital ratio was 18.8% compared to 18.4% at June 30, 2017 and 18.4% at September 30, 2016; and the Total Risk-Based Capital ratio was 20.0% compared to 19.7% at June 30, 2017 and September 30, 2016.

Northern California Economic Update, September 30, 2017.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area, Sonoma County and Amador County.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Commercial real estate and employment trends continue to be positive in 2017.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing second quarter 2017 to second quarter 2016, commercial real estate vacancies have improved in all segments.  Office vacancy decreased from 12.8% to 11.3%, retail vacancy decreased from 10.6% to 9.5%, and industrial vacancy decreased from 9.1% to 7.1%.  In Sonoma County, for the same period (second quarter 2017 compared to second quarter 2016), commercial real estate vacancies also improved.  Office vacancy decreased from 15.0% to 13.3%, retail vacancy decreased from 3.7% to 3.5%, and industrial vacancy from 5.6% to 4.5%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption over the past three years, with the exception of first quarter 2016 (retail).  Sonoma County and the city of Santa Rosa has reported (when data is available) positive absorption over the past three years for the office and industrial segments (retail data not available).

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the past two years through the second quarter 2017 with lease rates ranging from the following: office: $1.71/SF to $1.78/SF; retail: $1.33/SF to $1.39/SF and industrial: $0.43/SF to $0.48/SF.  At June 30, 2017, lease rates per square foot were $1.74 for office, $1.36 for retail, and $0.48 for industrial.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates in fourth quarter 2015 averaged $1.75/SF and industrial rates averaged $0.80/SF.   The office lease rates as of year-end 2016 ranged from $1.75/SF to $2.25/SF depending on the quality of the property.  Office rents are expected to continue increasing throughout 2017 and into 2018 as vacancy continues to decrease.  Industrial rents ranged from $0.85/SF to $0.95/SF with light industrial in certain cases ranging from $1.15/SF to $1.40/SF.  There was no retail rental rate data available for Santa Rosa for this time period.   Lease rate data for office and industrial becomes available after each year end.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy over the last six quarters (Q116 through Q217), ranging from 97.2% to 97.9%.  As of second quarter 2017, the occupancy rate was 97.7%.  Monthly lease rates during this period ranged from $1,157 to $1,307.  As of second quarter 2017, the average was $1,307 per month.

The trailing 12-month cap rate during the six quarters ranged from 5.58% to 5.90%.  As of second quarter 2017 the rate was 5.88%.  The continued increase in price has attributed to the slight decline in cap rate.  The average price per unit increased from $101,552 in first quarter 2016 to $114,828 in first quarter 2017.  The average price is still up in second quarter 2017, however trading is down.  In Q217, 5,727 units traded, compared to 9,430 in Q216.  Colliers also reports building permit issuance increased from 367 units in Q117 to 1,066 in Q217.  Similar data for the Sonoma and Amador markets are currently unavailable.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and to 4.7% as of December 2016.  As of August 2017, unemployment dropped slightly further to 4.4%. California unemployment was 6.9% at December 31 2014, 5.9% at December 31, 2015, and 5.2% at December 31, 2016.  As of August 2017, the rate decreased slightly further to 5.1%.  The number of employed Californians continues to increase.  There were 17.5 million employed at the end of 2014, 17.9 million employed at the end of 2015, and 18.2 million at the end of 2016.  The State added another 32,000 jobs during the first eight months of 2017.

At December 31, 2014, all three of our markets reported lower unemployment rates than at year end 2013.  This trend continued at a slower pace into 2015, and at December 31, 2015, unemployment rates were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  Compared to December 31, 2016, unemployment rates increased as of month-end August 2017 from 4.8% to 5.2% in the Sacramento MSA and 3.6% to 3.9% in the Santa Rosa-Petaluma MSA.  Over the same period, Amador County has been higher than the State every quarter with the exception of the third quarter 2015.  Amador County had shown significant improvement from 7.4% at December 31, 2014 to 6.2% at December 31, 2015, and 5.7% at December 31, 2016.  As of month-end August 2017, the rate decreased to 5.3%.

Job growth was positive in all of our markets in the past two years.  Compared to December 2014, job growth was 2.46%, 1.69% and 0.61% for the Sacramento MSA, Santa Rosa-Petaluma MSA, and Amador County, respectively, at December 31, 2015.  Comparing December 2015 to December 2016, job growth was 1.80%, 1.38% and 4.87% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.  As of month-end August 2017, job growth compared to December 2016 was 0.79% for the Sacramento MSA, a decline of 0.48% in the Santa Rosa-Petaluma MSA and an increase in Amador County by 2.83%.

Balance Sheet Review

American River Bankshares’ assets totaled $655.6 million at September 30, 2017, compared to $651.5 million at December 31, 2016, and $653.8 million at September 30, 2016.

Net loans totaled $322.2 million at September 30, 2017, a decrease from $324.1 million at December 31, 2016 and an increase from $313.3 million at September 30, 2016.

The loan portfolio at September 30, 2017 included: real estate loans of $297.1 million (90% of the portfolio), commercial loans of $26.8 million (9% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $3.1 million (1% of the portfolio).  The real estate loan portfolio at September 30, 2017 includes: owner-occupied commercial real estate loans of $68.8 million (23% of the real estate portfolio), investor commercial real estate loans of $121.4 million (41% of the real estate portfolio), multi-family real estate loans of $79.0 million (27% of the real estate portfolio), construction and land development loans of $10.6 million (3% of the real estate portfolio) and residential real estate loans of $17.3 million (6% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned.  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection.  NPAs were $3.3 million at September 30, 2017 compared to $1.4 million at December 31, 2016 and $2.3 million at September 30, 2016.  The NPAs to total assets ratio was 0.50% at September 30, 2017 compared to 0.21% at December 31, 2016 and 0.35% one year ago.  Nonperforming loans were $2.3 million at September 30, 2017 compared to $19,000 at December 31, 2016 and to $800,000 at September 30, 2016.  During the third quarter of 2017, the Company placed two loans on nonaccrual status—a commercial real estate loan with a book value of $291,000 and a commercial loan with a book value of $2.0 million.

At September 30, 2017, the Company had one OREO property totaling $961,000.  This compares to two OREO properties totaling $1.3 million at December 31, 2016 and one OREO property totaling $653,000 at September 30, 2016.  During the third quarter of 2017, the Company sold one commercial property with a book value of $387,000 for a gain of $8,000.  There was no OREO valuation allowance recorded at September 30, 2017, December 31, 2016, or September 30, 2016.

Loans measured for impairment were $17.6 million at the end of September 2017, an increase from $17.3 million at December 31, 2016, and a decrease from $18.4 million a year ago.  Specific reserves of $404,000 were held on the impaired loans at September 30, 2017, compared to $421,000 at December 31, 2016 and $564,000 at September 30, 2016.  There was a provision for loan and lease losses of $300,000 in the third quarter and first nine months of 2017 compared to a reversal of $668,000 in the third quarter and first nine months of 2016.  The Company had net charge-offs of $630,000 in the third quarter of 2017 compared to net recoveries of $519,000 in the third quarter of 2016.  For the first nine months of 2017, the Company had net charge-offs of $571,000 compared to net recoveries of $676,000.  During 2013, the Company participated in a shared national credit to a large retailer.  The Company’s initial loan balance of $3.0 million has since been paid down to $2.7 million, as agreed.  During the third quarter of 2017 this retailer filed for bankruptcy reorganization.  The Company has performed an impairment analysis, which resulted in reducing the loan balance to $2.0 million, through a charge of $673,000 to the allowance for loan and lease losses (“ALLL”).  The loan was also placed on nonaccrual status.  This bankruptcy filing occurred late in the third quarter and the Company used the latest information available to perform the impairment analysis.  As more information becomes available, the Company will update the impairment analysis, which could lead to further charges to the ALLL.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.9 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $250.3 million at September 30, 2017, down 1.7% from $254.5 million at December 31, 2016 and 1.5% from $254.0 million at September 30, 2016.  At September 30, 2017, the investment portfolio was comprised of 88% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, and 3% corporate bonds.

At September 30, 2017, total deposits were $550.9 million, compared to $544.8 million at December 31, 2016 and $546.2 million one year ago.  Core deposits increased 1.6% to $470.7 million at September 30, 2017 from $463.2 million at September 30, 2016 and increased 1.9% from $461.8 million at December 31, 2016.  The Company considers all deposits except time deposits as core deposits.

At September 30, 2017, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 24% and time certificates were 15% of total deposits.  At September 30, 2016, noninterest-bearing demand deposits accounted for 39% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances accounted for 24% and time certificates were 15% of total deposits.

Shareholders’ equity decreased to $82.3 million at September 30, 2017 compared to $83.9 million at December 31, 2016 and from $84.7 million at September 30, 2016.  The $1.6 million (1.9%) decrease in equity from December 31, 2016 was due primarily to a decrease in common stock of $4.3 million related to repurchases made under the 2017 Stock Repurchase Program.  It was partially offset by an increase in Retained Earnings of $2.6 million due to the net income for the year less cash dividends declared and a $135,000 increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities.

Net Interest Income

The net interest income during the third quarter of 2017 decreased 5.5% from $5.1 million to $4.8 million during the third quarter of 2016.  For the nine months ended September 30, 2017, net interest income decreased 4.3% from $15.1 million to $14.5 million from the nine months ended September 30, 2016.  The net interest margin as a percentage of average earning assets was 3.32% in the third quarter of 2017, compared to 3.41% in the second quarter of 2017 and 3.65% in the third quarter of 2016.  For the nine months ended September 30, 2017, the net interest margin was 3.39% compared to 3.64% for the nine months ended September 30, 2016.  Interest income for the third quarter of 2017 decreased 4.2% to $5.1 million from $5.3 million for the third quarter of 2016 and for the nine months ended September 30, 2017, interest income decreased 3.5% to $15.3 million from $15.8 million for the nine months ended September 30, 2016.  Interest expense for the third quarter of 2017 increased 25.1% to $279,000 from $223,000 for the third quarter of 2016 and for the nine months ended September 30, 2017 increased 14.0% to $773,000 from $678,000 for the nine months ended September 30, 2016.

The average tax equivalent yield on earning assets decreased from 3.81% in the third quarter of 2016 to 3.51% for the third quarter of 2017 and decreased from 3.80% for the nine months ended September 30, 2016 to 3.57% in the nine months ended September 30, 2017.  The decrease in yield on earning assets from the third quarter of 2016 to the third quarter of 2017 and for the nine months ending on September 30, 2017 from 2016 results from the addition of newly funded loans at current market rates, which are lower than historical rates earned on maturing and paid off loans.  Average loan rates decreased from 5.01% in the third quarter of 2016 to 4.48% in the third quarter of 2017.  Investment securities also contributed, with average yields decreasing from 2.38% in the third quarter of 2016 to 2.33% in the third quarter of 2017.  Average loan rates decreased from 4.93% in the first nine months of 2016 to 4.55% in the first nine months of 2017.  Yields on investment securities decreased from 2.52% in the first nine months of 2016 to 2.38% in the first nine months of 2017.  Average loan balances increased from $301.6 million in the first nine months of 2016 to $319.8 million during the first nine months of 2017 while average investment balances decreased from $265.4 million during the first nine months of 2016 to $261.7 million during the first nine months of 2017.

The average balance of earning assets increased $19.9 million (3.5%) from $565.1 million in the third quarter of 2016 to $585.0 million in the third quarter of 2017 and for the nine months ended September 30, 2017, increased $14.6 million (2.6%) to $582.7 million from $568.1 million for the nine months ended September 30, 2016.

When compared to the third quarter of 2016, average loan balances increased $15.6 million (5.1%) from $307.3 million during the third quarter of 2016 to $322.9 million during the third quarter of 2017.

Average deposits increased $13.8 million (2.6%) from $530.6 million during the third quarter of 2016 to $544.4 million during the third quarter of 2017.  Average borrowings increased from $15.2 million during the third quarter of 2016 to $15.6 million during the third quarter of 2017.  The average cost of funds increased from 0.26% in the third quarter of 2016 to 0.31% in the third quarter of 2017 and increased from 0.26% in the first nine months of 2016 to 0.29% in the first nine months of 2017.  The increase in average cost of funds in both period comparisons is due primarily to the increase in average rates on time deposits and other borrowings, in response to increases in short-term market rates.

Noninterest Income and Expense

Noninterest income for the third quarter of 2017 was $377,000, down from $399,000 in the third quarter of 2016 and decreased for the nine months ended September 30, 2016 and 2017, from $1.5 million to $1.2 million.   On a quarter over quarter basis, the decrease in noninterest income was predominately related to a decrease in gain on sale of securities from $33,000 in the third quarter of 2016 to $19,000 in 2017.  On a year over year basis, the decrease in noninterest income was also due to a decrease in gain on sale of securities in addition to a decrease in rental income from OREO properties.  Gain on sale of securities was $314,000 in the first nine months of 2016 compared to $161,000 for the first nine months of 2017 and rental income from OREO properties was $106,000 in 2016 compared to zero in 2017.  The decrease in gain on sale of securities was a result of the Bank managing its portfolio in a volatile rate environment.  The decrease in rental income was due to the sale of the income producing OREO property in 2016.

Noninterest expense decreased $34,000 from the third quarter of 2016 to the third quarter of 2017, remaining at $3.3 million, and decreased to $10.1 million for the nine months ended September 30, 2017 from $10.6 million in 2016.  There were minor fluctuations in expense related items between the third quarters of 2016 and 2017.  On a year over year basis, OREO related expense decreased $294,000 and occupancy expenses decreased by $92,000.  The OREO related expense decreased due to the sale of three properties in 2016, including the income producing property which had higher operating costs than the properties held by the Company in 2017.  Occupancy expense reduction is due to the Company’s continued evaluation of its efficiencies in existing office spaces and reductions where necessary.  In addition, the Company also experienced a decrease in FDIC assessments of $77,000 from 2016 to 2017.  The decrease in the FDIC assessments relates to a lower assessment rate as a result of the Deposit Insurance Fund reaching the FDIC’s target level of 1.15% during 2016, which resulted in lower assessments for community banks such as American River Bank.

The fully taxable equivalent efficiency ratio for the third quarter of 2017 increased to 62.8% from 60.00% in the third quarter of 2016 and for the nine months ended September 30, 2017, increased to 63.1% from 62.1% for the nine months ended September 30, 2016.

Provision for Income Taxes

Federal and state income taxes for the quarter ended September 30, 2017 decreased by $530,000 from $989,000 in the third quarter of 2016 to $459,000 in the third quarter of 2017 and decreased $556,000 from $2.3 million in the first nine months of 2016 to $1.7 million in the first nine months of 2017.  The lower provision for taxes in both period comparisons resulted from a decrease in taxable income.

Earnings Conference Call

The third quarter earnings conference call will be held Monday, October 23, 2017 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (800) 774-6070 and entering the Conference ID 9817981#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 34% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	September 30,	December 31,	September 30,
ASSETS	2017	2016	2016
Cash and due from banks	$37,233	$27,589	$43,094
Interest-bearing deposits in banks	1,248	999	999
Investment securities	250,283	254,503	254,010
Loans & leases:
Real estate	297,143	289,400	278,594
Commercial	26,753	35,374	35,172
Other	3,120	4,356	4,767
Deferred loan and lease origination fees, net	(227)	(222)	(248)
Allowance for loan and lease losses	(4,551)	(4,822)	(4,983)
Loans and leases, net	322,238	324,086	313,302
Bank premises and equipment, net	1,226	1,362	1,259
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,932	3,779	3,779
Other real estate owned, net	961	1,348	653
Accrued interest receivable and other assets	22,202	21,463	20,429
	$655,644	$651,450	$653,846

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$205,938	$201,113	$209,586
Interest checking	66,707	64,652	61,398
Money market	131,545	131,342	131,655
Savings	66,482	64,740	60,605
Time deposits	80,270	82,959	82,921
Total deposits	550,942	544,806	546,165
Short-term borrowings	2,000	3,500	5,000
Long-term borrowings	13,500	12,000	9,000
Accrued interest and other liabilities	6,947	7,294	9,015
Total liabilities	573,389	567,600	569,180

SHAREHOLDERS' EQUITY
Common stock	$38,139	$42,484	$42,402
Retained earnings	43,437	40,822	38,907
Accumulated other comprehensive income	679	544	3,357
Total shareholders' equity	82,255	83,850	84,666
	$655,644	$651,450	$653,846

Ratios:
Nonperforming loans and leases to total loans and leases	0.71%	0.01%	0.24%
Net recoveries to average loans and leases (annualized)	0.77%	-0.39%	-0.30%
Allowance for loan and lease losses to total loans and leases	1.39%	1.47%	1.57%

American River Bank Capital Ratios:
Leverage Capital Ratio	10.42%	10.57%	10.62%
Common Equity Tier 1 Risk-Based Capital	18.55%	18.93%	18.15%
Tier 1 Risk-Based Capital Ratio	18.55%	18.93%	18.15%
Total Risk-Based Capital Ratio	19.80%	20.18%	19.40%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	10.33%	10.50%	10.56%
Tier 1 Risk-Based Capital Ratio	18.75%	19.02%	18.45%
Total Risk-Based Capital Ratio	20.00%	20.27%	19.70%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Third		For the Nine Months
	Quarter	Quarter	%	Ended June 30,		%
	2017	2016	Change	2017	2016	Change
Interest income	$5,082	$5,304	(4.2)%	$15,256	$15,809	(3.5)%
Interest expense	279	223	25.1%	773	678	14.0%
Net interest income	4,803	5,081	(5.5)%	14,483	15,131	(4.3)%
Provision for loan and lease losses	300	(668)	144.9%	300	(668)	144.9%
Noninterest income:
Service charges on deposit accounts	117	124	(5.6)%	348	381	(8.7)%
Gain on sale or impairment of securities	19	33	(42.4)%	161	314	(48.7)%
Rental income from other real estate owned	-	-	-%	-	106	(100.0)%
Other noninterest income	241	242	(0.4)%	726	715	1.5%
Total noninterest income	377	399	(5.5)%	1,235	1,516	(18.5)%
Noninterest expense:
Salaries and employee benefits	2,102	2,073	1.4%	6,336	6,334	0.0%
Occupancy	262	295	(11.2)%	793	885	(10.4)%
Furniture and equipment	141	165	(14.5)%	439	493	(11.0)%
Federal Deposit Insurance Corporation assessments	51	77	(33.8)%	156	233	(33.0)%
Expenses related to other real estate owned	4	(30)	113.3%	36	330	(89.1)%
Other expense	752	766	(1.8)%	2,350	2,277	3.2%
Total noninterest expense	3,312	3,346	(1.0)%	10,110	10,552	(4.2)%
Income before provision for income taxes	1,568	2,802	(44.0)%	5,308	6,763	(21.5)%
Provision for income taxes	459	989	(53.6)%	1,718	2,274	(24.5)%
Net income	$1,109	$1,813	(38.8)%	$3,590	$4,489	(20.0)%

Basic earnings per share	$0.18	$0.28	(35.7)%	$0.56	$0.66	(15.2)%
Diluted earnings per share	$0.17	$0.27	(37.0)%	$0.55	$0.66	(16.7)%

Net interest margin as a percentage of
average earning assets	3.32%	3.65%		3.39%	3.64%

Average diluted shares outstanding	6,365,857	6,621,276		6,481,529	6,828,124

Operating Ratios:
Return on average assets	0.68%	1.13%		0.74%	0.95%
Return on average equity	5.37%	8.62%		5.82%	7.12%
Return on average tangible equity	6.71%	10.70%		7.26%	8.83%
Efficiency ratio (fully taxable equivalent)	62.75%	59.88%		63.13%	62.11%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2017	2017	2017	2016	2016
Interest income	$5,082	$5,121	$5,053	$5,344	$5,304
Interest expense	279	252	242	232	223
Net interest income	4,803	4,869	4,811	5,112	5,081
Provision for loan and lease losses	300	-	-	(676)	(668)
Noninterest income:
Service charges on deposit accounts	117	114	117	121	124
Gain on sale of securities	19	86	56	-	33
Rental income from other real estate owned	-	-	-	173	-
Other noninterest income	241	239	246	235	242
Total noninterest income	377	439	419	529	399
Noninterest expense:
Salaries and employee benefits	2,102	2,064	2,170	2,101	2,073
Occupancy	262	262	269	290	295
Furniture and equipment	141	147	151	159	165
Federal Deposit Insurance Corporation assessments	51	52	53	23	77
Expenses related to other real estate owned	4	12	20	(84)	(30)
Other expense	752	831	767	795	766
Total noninterest expense	3,312	3,368	3,430	3,284	3,346
Income before provision for income taxes	1,568	1,940	1,800	3,033	2,802
Provision for income taxes	459	643	616	1,118	989
Net income	$1,109	$1,297	$1,184	$1,915	$1,813

Basic earnings per share	$0.18	$0.20	$0.18	$0.29	$0.28
Diluted earnings per share	$0.17	$0.20	$0.18	$0.29	$0.27

Net interest margin as a percentage of
average earning assets	3.32%	3.41%	3.44%	3.57%	3.65%

Average diluted shares outstanding	6,365,857	6,413,473	6,640,592	6,647,926	6,828,124
Shares outstanding-end of period	6,392,480	6,357,767	6,545,959	6,661,726	6,656,594

Operating Ratios (annualized):
Return on average assets	0.68%	0.80%	0.74%	1.16%	1.13%
Return on average equity	5.37%	6.35%	5.74%	9.04%	8.62%
Return on average tangible equity	6.71%	7.94%	7.13%	11.21%	10.70%
Efficiency ratio (fully taxable equivalent)	62.75%	62.27%	64.38%	56.98%	59.88%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended September 30,	2017			2016
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$308,679	$3,496	4.49%	$289,795	$3,617	4.97%
Tax-exempt loans and leases	14,225	147	4.10%	17,529	254	5.76%
Taxable investment securities	237,907	1,292	2.15%	232,858	1,340	2.29%
Tax-exempt investment securities	22,855	241	4.18%	23,811	199	3.32%
Corporate stock	97	-	0.00%	78	-	0.00%
Interest-bearing deposits in banks	1,248	4	1.27%	999	2	0.80%
Total earning assets	585,011	5,180	3.51%	565,070	5,412	3.81%
Cash & due from banks	30,229			37,343
Other assets	39,063			38,618
Allowance for loan & lease losses	(4,876)			(5,470)
	$649,427			$635,561

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$195,270	$34	0.07%	$188,292	$35	0.07%
Savings	65,458	6	0.04%	60,925	4	0.03%
Time deposits	80,232	184	0.91%	82,771	140	0.67%
Other borrowings	15,587	55	1.40%	15,185	44	1.15%
Total interest bearing liabilities	356,547	279	0.31%	347,173	223	0.26%
Noninterest bearing demand deposits	203,473			198,655
Other liabilities	7,482			6,031
Total liabilities	567,502			551,859
Shareholders' equity	81,925			83,702
	$649,427			$635,561
Net interest income & margin		$4,901	3.32%		$5,189	3.65%

Nine months ended September 30,	2017			2016
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$305,467	$10,384	4.54%	$284,782	$10,424	4.89%
Tax-exempt loans and leases	14,357	503	4.68%	16,863	716	5.67%
Taxable investment securities	238,775	3,978	2.23%	241,129	4,333	2.40%
Tax-exempt investment securities	22,797	663	3.89%	24,233	660	3.64%
Corporate stock	95	16	22.52%	74	14	25.27%
Interest-bearing deposits in banks	1,209	9	1.00%	994	5	0.67%
Total earning assets	582,700	15,553	3.57%	568,075	16,152	3.80%
Cash & due from banks	32,902			31,209
Other assets	39,099			38,027
Allowance for loan & lease losses	(4,856)			(5,191)
	$649,845			$632,120

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$197,606	$104	0.07%	$188,405	$110	0.08%
Savings	64,072	16	0.03%	59,940	14	0.03%
Time deposits	81,385	501	0.82%	83,222	421	0.68%
Other borrowings	15,529	152	1.31%	17,936	133	0.99%
Total interest bearing liabilities	358,592	773	0.29%	349,503	678	0.26%
Noninterest bearing demand deposits	201,227			192,103
Other liabilities	7,559			6,262
Total liabilities	567,378			547,868
Shareholders' equity	82,467			84,252
	$649,845			$632,120
Net interest income & margin		$14,780	3.39%		$15,474	3.64%

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias
Vice President, Marketing
American River Bankshares
916-231-6717